EXHIBIT 23.1

             CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated August 16, 1997, except as to Notes 3 and 16 and the effects of the poolings of interests with Kemper-Masterson, Inc., PPS Europe Limited and MIRAI BV, which are as of March 1, 1998, which appears in such Prospectus. We also consent to references to us under the heading "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."


PRICE WATERHOUSE LLP

Boston, Massachusetts
May 29, 1998